Exhibit 99.1

NEWS

CONTACT: Daniel D. Granger Chairman and Chief Executive Officer (727) 579-5000	FOR IMMEDIATE RELEASE

CATALINA MARKETING ANNOUNCES RESIGNATION OF MICHAEL G. BECHTOL,
PRESIDENT AND CHIEF OPERATING OFFICER

ST. PETERSBURG, Fla., August 13, 2003 – Catalina Marketing Corporation (NYSE: POS) today announced that it has accepted the resignation of Michael G. Bechtol as President and Chief Operating Officer. Mr. Bechtol, whose resignation will be effective September 12, 2003, cited personal reasons for his departure.

Daniel D. Granger, Chairman and Chief Executive Officer, commented, “In Mike’s 17 years with Catalina he has held a variety of management positions, including President and Chief Operating Officer for the last four months, and has been an integral part of the senior management team. He has made significant contributions to the success and growth of the company over those years and we wish him the best of success in his future endeavors.”

Granger continued, “For the immediate future, Mike’s current responsibilities will be handled by Sue Klug, Group President, Patty Melanson, Group President, and me. This departure is an amicable separation and Mike has given us sufficient notice to effect an organized and orderly transition in connection with the operation of the business.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of strategic, targeted marketing solutions for consumer goods companies and retailers. The targeted marketing services of the company are provided by interrelated operating groups that strive to influence the purchasing behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing is able to reach consumers internationally and domestically – in-store, using incentives, loyalty programs, sampling and advertising messages; at home, through direct mailings; and online. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, will not be sold or given to any outside party without the express permission of the consumer.

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POS Announces Resignation of Michael Bechtol

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.